Exhibit 99.1

PERRY ELLIS INTERNATIONAL, INC. REPORTS

FIRST QUARTER 2004 RESULTS

Company reports record quarterly revenues and net income. Reaffirms full fiscal year revenue and earnings guidance

Statement of Operations (First Quarter)/Balance Sheet Attached

For immediate release

MIAMI—May 21, 2003–Perry Ellis International, Inc. (Nasdaq: “PERY”) today reported record revenue and net income for its first quarter of fiscal year 2004.

Net income for the first quarter ended April 30, 2003 was approximately $5.6 million an 18.1% increase over the comparable prior year period.

Total revenue for the quarter ended April 30, 2003 increased 27.9% to approximately $108.3 million compared to approximately $84.7 million in the comparable quarter last year, representing the first time in the company’s history that total revenue for a fiscal quarter exceeded $100.0 million.

Net sales for the first quarter increased approximately $23.3 million, or 29.6%, to approximately $101.9 million from approximately $78.6 million in the comparable period last year, primarily as a result of the contribution of the Jantzen swimwear business acquisition completed in March 2002. Royalty income also rose to approximately $6.4 million, a 5.5% increase compared to royalty income of approximately $6.1 million for last year’s comparable first quarter period.

“We are very pleased with our performance in the first quarter”, said George Feldenkreis, Chairman and CEO of Perry Ellis International. “This performance was in line with our expectations and was accomplished in spite of the generally difficult retail environment and major geopolitical concerns. During the first quarter, Perry Ellis reached a new milestone for our company. For the first time in our history, quarterly net sales and revenues both exceeded $100 million. The benefits derived from strategies that we implemented over the past several years—including increased diversity of our distribution channels and expanded focus on our major brands drove these record sales. At the same time, our continued focus on the key financial and operational components of our business and expense control are clearly reflected in the continued improvement in our gross margins that we reported this quarter. We are looking forward to further revenue growth and net income improvement as this year progresses. We remain confident that we will achieve the full fiscal year 2004 revenue and earnings guidance we have previously released of approximately $2.60 per share, which includes the impact of the Salant acquisition that is scheduled to close on or about June 19th.”

“Our performance for the first quarter underscores the continuing appeal of our family of brands and reinforces our belief that we have taken the right steps to maximize results,” said Oscar Feldenkreis, President and Chief Operating Officer, Perry Ellis International. “Moving forward, we are confident that our proven ability to provide the retailer with successful product lines at all levels of distribution, coupled with our recent entrée into the swim and women’s markets segments through our acquisition of the Jantzen business and our soon to be completed acquisition of Salant, positions us for continued growth and increased market prominence.”

Basic earnings per share increased to $0.87 per share, an increase of 16% over the comparable prior year period earnings of $0.75 per share. Fully diluted earnings per share increased to $0.80 per share, a 6.7% increase over last years comparable quarter earnings of $0.75 per fully diluted share, reflecting an almost 10% increase in the number of fully diluted shares outstanding from 6.4 million shares to 7.0 million shares

About Perry Ellis International

Perry Ellis International, Inc. (“PEI”) markets products in over 40 different categories under the Perry Ellis®, Perry Ellis Portfolio® and Perry Ellis America® trademarks. Perry Ellis® products are available in the United States and in more than 26 countries with worldwide retail sales of over $1.5 billion. Supreme International, Inc., a wholly owned subsidiary of PEI manufactures, markets and distributes other trademarks both domestically and internationally including: Munsingwear®, John Henry®, Manhattan®, Cubavera® and PING® Collection, among others. PING® is a registered trademark of Karsten Manufacturing Corporation. Jantzen, Inc., a wholly owned subsidiary of PEI, manufactures, markets and distributes the Jantzen®, Diving Girl® and Southpoint® trademarks both domestically and internationally. Additional information on PEI is available at http://www.perryelliscorporate.com.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The actual results of PEI could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, general economic conditions, the effectiveness of Perry Ellis’ planned advertising, marketing and promotional campaigns, the ability of Perry Ellis to contain costs, Perry Ellis’ future capital needs, changes in fashion trends, risks relating to the retail industry, use of contract manufacturing and foreign sourcing, import restrictions, competition, seasonality, the level of consumer spending for apparel and other merchandise, exposure to foreign currency risk, possible disruption in commercial activities due to terrorist activity and armed conflict and other factors, including those set forth in Perry Ellis’ filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in the Perry Ellis’ filings with the SEC. Any forward-looking statements speak only as of the day hereof and Perry Ellis disclaims any intent or obligation to update the same.

Perry Ellis filed a Registration Statement on Form S-4 (File No. 333-103848) with the SEC in connection with the proposed merger of its wholly owned subsidiary with Salant Corporation pursuant to a merger agreement dated February 3, 2003. The Registration Statement was declared effective by the SEC on May 19, 2003. Perry Ellis and Salant have mailed to their respective shareholders a Joint Proxy Statement-Prospectus, which is contained in the Registration Statement.

Investors and shareholders are urged to read the Registration Statement and the Joint Proxy Statement-Prospectus carefully. The Registration Statement and Joint Proxy Statement-Prospectus contain important information about each of Perry Ellis and Salant, the proposed merger, the persons who will be soliciting proxies related to the merger, their interest in the merger, and related matters and information. Investors and shareholders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov or at one of the SEC’s other public reference rooms in New York, NY or Chicago, Illinois.

Please call the SEC at 1-800-sec-0330 for further information with respect to the SEC’s public reference rooms. Free copies of these documents may be obtained by contacting Rosemary Trudeau, Perry Ellis’ Vice President-Finance at (305) 418-1294. Ms. Trudeau’s email address is rosemary.trudeau@PerryEllis.com.

Perry Ellis, Salant, and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the respective shareholder’s of Perry Ellis and Salant with respect to the transactions contemplated by the merger agreement. The Joint Proxy Statement-Prospectus contains important information about the persons soliciting the proxies relating to the merger and their interests in such transactions. Information regarding Perry Ellis’ officers and directors is included the Registration Statement. Information regarding Salant’s officers and directors is included in Salant’s Annual Report on Form 10-K for its fiscal year ended December 28, 2002. Free copies of these documents may also be obtained from the SEC’s website and also from each of the companies.

For More Information, contact:

Rosemary Trudeau

Vice President of Finance

Perry Ellis International

305-418-1294

Perry Ellis International, Inc.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in 000’s, except per share information)

	Three Months Ended April 30, 2003	Three Months Ended April 30, 2002
Net sales	$101,867	$78,619
Royalty income	6,411	6,077

Total revenue	108,278	84,696
Cost of sales	71,545	57,932

Gross profit	36,733	26,764

SG&A expenses	21,609	14,510
Depreciation & amortization	1,112	660

Total operating expenses	22,721	15,170

Operating income	14,012	11,594
Interest expense	4,963	3,867

Income Before Minority Interest and Income Taxes	9,049	7,727
Minority Interest	47	32
Income tax provision	3,374	2,929

Net income	$5,628	$4,766

Earnings per share:
Basic	0.87	0.75
Diluted	0.80	0.75

Weighted average outstanding shares:
Basic	6,451,193	6,325,674
Diluted	7,029,014	6,391,139

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

	April 30, 2003	January 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$1,518,310	$4,683,177
Accounts receivable, net	97,132,008	79,489,739
Inventories	45,588,454	51,306,474
Deferred income taxes	2,957,765	2,957,765
Prepaid income taxes	73,869	3,361,650
Other current assets	5,755,032	4,104,767

Total current assets	153,025,438	145,903,572

Property and equipment, net	31,079,085	31,048,876
Intangible assets, net	142,186,062	142,186,062
Other	12,163,614	12,098,835

TOTAL	$338,454,199	$331,237,345

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$9,057,672	$12,820,168
Accrued expenses	5,286,676	5,058,748
Accrued interest payable	1,163,015	4,674,929
Unearned Revenues	1,592,348	1,994,554
Other current liabilities	974,689	1,457,422

Total current liabilities	18,074,400	26,005,821

Senior subordinated notes payable, net	99,332,637	99,180,580
Senior notes payable, net	61,282,101	60,729,796
Deferred income taxes	10,694,595	10,694,595
Senior credit facility	30,841,228	22,922,287
Real estate mortgage	11,600,000	11,600,000

Total long-term liabilities	213,750,561	205,127,258

Total liabilities	231,824,961	231,133,079

Minority Interest	748,957	702,480

Stockholders’ Equity:

Preferred stock $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock $.01 par value; 30,000,000 shares authorized; 6,500,076 shares issued and outstanding as of April 30, 2003 and January 31, 2003	65,001	64,257
Additional paid-in-capital	27,887,923	27,198,094
Retained earnings	77,810,550	72,182,529
Accumulated other comprehensive loss	116,807	(43,094)

Total stockholders’ equity	105,880,281	99,401,786

TOTAL	$338,454,199	$331,237,345